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                                                                    EXHIBIT 4


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                        NATIONAL EDUCATION CORPORATION,

                            HARCOURT GENERAL, INC.,

                                      AND

                       IBJ SCHRODER BANK & TRUST COMPANY,
                                   as Trustee




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                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of July 21, 1997









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        FIRST SUPPLEMENTAL INDENTURE, dated as of July 21, 1997, among National
Education Corporation, a Delaware corporation (the "Company"), Harcourt General, Inc., a Delaware corporation ("Harcourt"), and IBJ Schroder Bank & Trust Company, a New York corporation, as trustee (the "Trustee"). Terms not defined herein shall have the meanings assigned to them in the Indenture.



                                R E C I T A L S

        WHEREAS, the Company and the Trustee (as successor trustee pursuant to a Tripartite Agreement dated as of June 1, 1990 among the Company, the Trustee and Continental Bank, National Association, as resigning trustee) are parties to an Indenture, dated as of May 15, 1986 (the "Indenture"), relating to the Company's 6 1/2% Convertible Subordinated Debentures due 2011 (the "Debentures").

        WHEREAS, on June 10, 1997, a wholly-owned subsidiary of Harcourt was merged with and into the Company with the Company being the surviving corporation in the merger (the "Merger") and each outstanding share of common stock of the Company was converted into the right to receive $21.00 in cash.

        WHEREAS, Harcourt desires to assume all of the obligations of the Company under the Indenture and the Debentures.

        WHEREAS, Section 901 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture, without the consent of any Holder, to make any provision with respect to matters arising under the Indenture not inconsistent with the Indenture, provided that such action shall not adversely affect the interest of the Holders in any material respect.

        WHEREAS, Section 1211 of the Indenture provides that in the case of any merger of another corporation into the Company, the corporation formed by such consolidation or resulting from such merger shall execute and deliver to the Trustee a supplemental indenture providing the Holders certain rights as described therein,

        WHEREAS, the Company and the Trustee have determined that this First Supplemental Indenture complies with Section 901 of the Indenture and does not require the consent of any Holders and, on the basis of the foregoing, the Trustee has determined that this First Supplemental Indenture is in form satisfactory to it.
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                             W I T N E S S E T H :

        NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders, as follows:


                                   ARTICLE 1
                           ASSUMPTION OF OBLIGATIONS

        SECTION 1.1. Assumption. Harcourt hereby unconditionally assumes on and after the Effective Date (as defined below) all of the obligations of the Company under the Indenture and the Debentures, including the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Debentures according to the terms of the Debentures and as more fully described in the Indenture. Notwithstanding the foregoing, (i) the Company shall remain obligated under the Indenture and the Debentures, in accordance with the terms of the Indenture and
(ii) Harcourt shall not assume any obligation of the Company under Article 12 of the Indenture other than the obligations specifically set forth in Section
2.1 of this First Supplemental Indenture. "Effective Date" shall mean the date on which the Securities and Exchange Commission declares effective the Form 8-A filed by Harcourt with respect to the Debentures.


                                   ARTICLE 2
                        CONVERSION RIGHTS OF HOLDERS IN
                           CONNECTION WITH THE MERGER

        SECTION 2.1. Conversion Rights. The Company, as the surviving corporation of the Merger, and Harcourt hereby provide in accordance with
Section 1211 of the Indenture that the Holder of each Debenture outstanding at the effective time of the Merger shall have the right, during the period such Debenture shall be convertible as specified in Section 1201 of the Indenture, to convert such Debenture only into an amount of cash equal to the product of $21.00 and the number of shares of Common Stock of the Company into which such Debenture would have been convertible immediately prior to the Merger.


                                   ARTICLE 3
                               GENERAL PROVISIONS

        SECTION 3.1. Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

        SECTION 3.2. Headings. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.
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        SECTION 3.3.  Counterparts.  This First Supplemental Indenture may be
executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        SECTION 3.4. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

        SECTION 3.5. Successors. All covenants and agreements in this First Supplemental Indenture by the Company and Harcourt shall be binding upon and accrue to the benefit of their respective successors. All covenants and agreements in this First Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.

        SECTION 3.6. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 3.7. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.
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        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Supplemental Indenture, as of the date first above written.



                                         NATIONAL EDUCATION CORPORATION


                                         /s/    John R. Cook
                                         ________________________________
                                         By:    John R. Cook
                                         Title: Vice President

Attest:

/s/    Robert A. Licht
___________________________________
NAME:  Robert A. Licht
       Assistant Secretary
                                         HARCOURT GENERAL, INC.


                                         /s/    John R. Cook
                                         ____________________________________
                                         By:    John R. Cook
                                         Title: Senior Vice President
                                                Chief Financial Officer
Attest:

/s/    Robert A. Licht
___________________________________
Name:  Robert A. Licht
       Assistant Secretary
                                         IBJ SCHRODER BANK & TRUST COMPANY,
                                         as Trustee

                                         /s/    Louis Perez
                                         ____________________________________
                                         By:    Louis Perez
                                         Title: Assistant Vice President